Filed Pursuant to Rule 424(b)(3)
File No. 333-125083
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated February 8, 2006)

Hana Biosciences, Inc.

8,304,009 Shares
Common Stock

The information contained in this prospectus supplement amends and updates our prospectus dated February 8, 2006 as supplemented on March 24, 2006 (the “Prospectus”), and should be read in conjunction therewith. Please keep this prospectus supplement with your Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 23, 2006

SELLING STOCKHOLDERS

The following table sets forth the number of shares of the common stock owned by the selling stockholders as of August 18, 2006, and after giving effect to this offering. The information in the table included under the heading “Selling Stockholders” in the Prospectus is superceded by the information appearing in the following table.

Selling Stockholder	Shares beneficially owned before offering		Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon conversion of outstanding warrants	Percentage beneficial ownership after offering

Shares Issued Upon Conversion of Series A Preferred Stock
Atlas Equity I, Ltd.	1,641,183	(1)	1,060,223	0	*
McLaughlin III Limited Partnership(a)	84,604		84,604	0	--
William R. HeLaughlin and Thomas C. Csatari, as co-trustees for David T. McLaughlin GST Non-Exempt Trust B	21,109		21,109	0	--
Arjun Gupta	70,503		70,503	0	--
Coqui Capital Partners, LP	1,096,040	(2)	168,871	0	*
Isaac Kier	1,096,040	(2)	42,217	0	*
JIJ Investments	1,096,040	(2)	42,217	0	*
Pearl Kier, as ttee under Revocable Trust FBO Pearl Kier	10,576		10,576	0	--
ETP/FBR Venture Capital II, LLC (b)	278,458		278,458	0	--
Waterspout Investments Pte Ltd.	23,200	(3)	6,333	0	--
Matador Investments Pte Ltd.	23,220	(3)	12,665	0	--
Ramsay Investment PTE LTD	23,220	(3)	4,222	0	--
Millenium Partners, L.P. (c)	360,000		360,000	0	--
Shelia A Tomei and Thaddeus R. Tomei	1,410		1,410	0	--
Springvest Corporation (d)	116,483		116,483	0	--
Subtotal			2,279,891	0

Shares Issued in February 2004 Private Placement
Alfred Abraham	5,936	5,936	0	--
Sandra D. Anderson	29,685	29,685	0	--
Balanced Investment LLC (e)	20,000	20,000	0	--
Beck Family Partners, L.P. (f)	29,685	29,685	0	--
Ivette & Isaac Dabah 2002 Trust	29,685	29,685	0	--
Ytzhak Dankner	14,842	14,842	0	--
Edmund A. Debler	14,842	14,842	0	--
Domeco Venture Capital Fund (g)	5,000	5,000	0	--

Selling Stockholder	Shares beneficially owned before offering		Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon conversion of outstanding warrants	Percentage beneficial ownership after offering
Isaac R. Dweck	10,871		10,871	0	--
Robert I. Falk	14,842		14,842	0	--
Far Ventures (h)	7,421		7,421	0	--
Fiserv Securities Inc. A/C/F Ronald M. Lazar IRA	14,842		14,842	0	--
Fiserv Securities Inc. A/C/F Anthony G. Polak IRA	14,842		14,842	0	--
Gittis Family Foundation	59,372		59,372	0	--
Jacob Gottlieb	1,383,463	(1)	59,371	0	*
Arjun Gupta	218,930		148,427	0	--
Neil Herskowitz	7,000		7,000	0	--
Jewish Communal Fund	14,806		14,806	0	--
Peter Kash	172,176		59,371	0	*
Ivan Kaufman Grantor Retained Annuity Trust	29,685		29,685	0	--
Bonnie B. Kazam	9,686		9,686	0	--
Dr. Daniel Kessel	14,842		14,842	0	--
Lawrence & Shirley Kessel	14,842		14,842	0	--
Howard Kessler	14,842		14,842	0	--
Kier Family L.P.	1,096,040	(2)	118,742	0	*
Ralph Kier	14,842		14,842	0	--
Robert Klein & Myriam Gluck JTRS	14,842		14,842	0	--
Steven Koffman	14,842		14,842	0	--
Larich Associates (i)	14,842		14,842	0	--
Adam S. Leeds, Successor Trustee FBO Bertha Leeds U/A/D 1/23/81	14,842		14,842	0	--
Bruce H. Lipnick	9,842		9,842	0	--
Steve Lisi	14,842		14,842	0	--
J. Jay Lobell	87,979		74,213	0	--
William R. McLaughlin	14,101		14,101	0	--
Michael A. Mullen	14,806		14,806	0	--
Susan and Harry Newton JTWROS	15,000		15,000	0	--
Premero Investments Ltd. (j)	14,842		14,842	0	--
Mark H. Rachesky	29,686		29,686	0	--
Riverside Contracting LLC (k)	3,342		3,342	0	--
Lyon Roth	14,842		14,842	0	--

Selling Stockholder	Shares beneficially owned before offering	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon exercise of outstanding warrants	Percentage beneficial ownership after offering
Howard Schain	14,842	14,842	0	--
Kellie Seringer	14,842	14,842	0	--
South Ferry #2 L.P.(l)	3,600	3,600	0	--
Speisman Family 2000 Ltd. Partnership(m)	14,842	14,842	0	--
Edward L. Steinberg	14,842	14,842	0	--
Gary J. Strauss	38,414	34,527	0	--
Joseph J. Vale	29,685	29,685	0	--
Hillel Weinberger	15,000	15,000	0	--
David Wilstein & Susan Wilstein, ttees of the Century Trust dtd 12/19/94	14,842	14,842	0	--
David Wilstein & Susan Wilstein, ttees of the Denise Wilstein Trust dtd 12/19/94	14,842	14,842	0	--
Subtotal		1,215,069

Miscellaneous Outstanding Common Shares
Chase Financing, Inc. (n)	172,371	172,371	0	--
Turqoiuse Partners, LLC (o)	41,371	41,371	0	--
Subtotal		213,742	0

Shares Issued in April 2005 Private Placement
Mark J. Ahn	797,869	(4)	19,531	5,859	2.7
Shaun I. Anderson-Ahn	34,425	(4)	19,531	5,859	2.7
Atlas Equity I, Ltd.	1,641,183	(1)	390,625	117,187	*
Daniel A. Bachtle	12,000		6,000	6,000	—
Bear Stearns Securities Inc. FBO Charles D. Kleinow	50,780		39,062	11,718	—
Bear Stearns Securities Inc. FBO OXA Trade & Finance, Inc.(p)	1,066,402		351,562	105,468	—
Bear Stearns Securities Inc. FBO PAM Investments Ltd. (p)	1,066,402		39,062	11,718	—
Bioscience Ventures II (q)	198,905		140,312	58,593	—
Boersenmedien AG (r)	660,155		507,812	152,343	—
Bernard S. Carrey	2,342		0	2,343	—
James L. Conway	10,155		7,812	2,343	—
Coqui Capital Partners LP (w)	719,369	(2)	156,250	46,875	*
DB Securities Inc. CUST FBO Mai N. Pogue, R - IRA (p)	1,066,402		156,250	46,875	—
DB Securities Inc. CUST FBO Susan K. Rho, R - IRA	50,780		39,062	11,718	—
David A Dent	5,859		0	5,859	—
David S. Hannes	5,859		0	5,859	—

Selling Stockholder	Shares beneficially owned before offering		Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon exercise of outstanding warrants	Percentage beneficial ownership after offering
Philip Isaacson	50,780		39,062	11,718	—
Investment Strategies Fund LP (s)	195,100		147,100	48,000	—
JIJ Investments	1,096,040	(2)	78,125	23,437	*
Richard J. Kasten	26,000		20,000	6,000	—
Isaac Kier	1,096,040	(2)	19,531	5,859	*
Ralph Kier	55,074		19,531	5,859	*
Larry Kopp	92,562		69,125	23,437	—
Steven A. and Marina Kriegsman	101,562		78,125	23,437	—
Ranjan Lal	380,858		19,531	5,859	—
Lance, Malvin & Partners, Inc. (t)	36,718		25,000	11,718	—
Mosaix Ventures LP (u)	380,858		273,437	82,031	—
Sandra F. Pessin	260,000		200,000	60,000	—
Pogue Capital Management Money Purchase Plan FBO Mai N Pogue (p)	1,066,402		39,062	11,718	—
Pogue World Fund Ltd. (p)	1,066,402		234,375	70,312	—
Ben and Sophie Reuben	50,780		39,062	11,718	—
Domenico Schinella	50,780		39,062	11,718	—
Sterling Securities Int. Ltd. (v)	60,406		0	60,406	—
Fred L. Vitale	315,095	(5)	23,437	7,031	*
Boris Volman	11,718		0	11,718	—
Mark Zizzamia	32,802		0	32,802	—
Salvatore Saraceno	32,801		0	32,801	—
Friendly Capital LLC	146,062		0	146,062	—
Paramount BioCapital, Inc.	812,371	(6)	0	58,593	3.8
Subtotal			3,236,436	1,358,871

Totals			6,945,138	1,358,871
_____________
* represents less than 1%.

(a)	C. Jay McLaughlin is president of the general partner of McLaughlin Limited Partnership and has voting and dispositive control over the shares held by such selling stockholder.

(b)	Mel Craw and Maxi Brezzi hold voting and/or dispositive control over the shares held by the selling stockholder.

(c)	Edmund Debler holds voting and dispositive control over the shares held by Millenium Partners, L.P.

(d)	Bruce Hsiang holds voting and/or dispositive control over the shares held by the selling stockholder.

(e)	Alonso B. Diaz is investment adviser and holds voting and dispositive control over the shares held by Balanced Investments LLC.

(f)	Ronald Beck is the general partner of Beck Family Partners, L.P. and voting and dispositive control over the shares held by the limited partnership.

(g)	Jack Polak is the general partner of Domeco Venture Capital Fund and voting and dispositive control over the shares held by the selling stockholder.

(h)	Steven M. Farber and S. Edmund Farber are partners of Far Ventures, a general partnership.

(i)	Lawrence R. Gross is a partner of Larish Associates and holds voting and dispositive control over the shares held by the selling shareholder.

(j)	Yair Green is managing director of Premero Investments Ltd and holds voting and dispositive control over the shares held by the selling shareholder.

(k)	Neil Herskowitz holds voting and dispositive control over the shares held by the selling shareholder.

(l)	Aaron Wolfson holds voting and dispositive control over the shares held by the selling shareholder.

(m)	Aaron Speisman holds voting and/or dispositive control over the shares held by the selling stockholder.

(n)
Robert Herskowitz holds voting and dispositive control over the shares held by the selling stockholder. The selling stockholder is not affiliated with or related to JP Morgan Chase Bank or its affiliates.

(o)	Arnold P. Kling holds voting and dispositive control over the shares held by the selling stockholder.

(p)	Mai N. Pogue has voting and investment control over the shares held by the selling stockholder.

(q)	Wei Wu He has voting and investment control over the shares held by the selling stockholder.

(r)	Achim Lindner has voting and investment control over the shares held by the selling stockholder.

(s)	Matthew Shefler has voting and investment control over the shares held by the selling stockholder.

(t)	Camille Froidevallx has voting and investment control over the shares held by the selling stockholder.

(u)	Ranjan Lal has voting and/or investment control over the shares held by the selling stockholder.

(v)	Chris Bonvini shares voting and investment control over the shares held by Sterling Securities Int’l.

(w)	The U.S. Small Business Administration, as receiver for the selling stockholder, holds the power to vote and dispose of the shares held by the selling stockholder.
_______________________

(1)
Represents (i) 1,581,812 shares held by Atlas Equity I Ltd., including 117,187 shares issuable upon the exercise of outstanding warrants, and (ii) 59,371 shares held by Jacob Gotlieb. Mr. Gotlieb and Dmitry Balyasny share voting and investment power over the shares held by Atlas Equity I, Ltd.

(2)	Includes 57,768 shares issuable upon the exercise of warrants.

(3)
Each of the selling stockholders are affiliates of Coutts Trustees (Switzerland) SA. The total shares beneficially held by each of the foregoing selling stockholders includes the shares held in the name of such related entities. Katherine Litau-Kutch holds voting and/or dispositive control over the shares held by these selling stockholders.

(4)
Mark J. Ahn is President and Chief Executive Officer and a director of the Company.  Shaun I. Anderson-Ahn is the spouse of Mark J. Ahn.  The shares listed for each spouse do not include the shares owned by the other spouse, although these may be deemed to be owned beneficially by both spouses.

(5)
Includes 70,504 shares issuable upon the exercise of stock options and 7,031 shares issuable upon the exercise of warrants, but not including the shares offered hereby that are issuable upon the exercise of warrants.  Mr. Vitale is our Vice President, Business Development of the Company.

(6)	Includes 753,779 shares held by Dr. Lindsay A. Rosenwald, of which 121,076 are issuable upon the exercise of an outstanding warrant. Dr. Rosenwald is the Chairman and CEO of Paramount BioCapital, Inc.